Exhibit 99.1

McDermott Completes Reverse Stock Split and Announces Completion and Results of Exchange Offer

for CB&I Common Stock

Combination of McDermott and CB&I Expected to be Completed Later Today

HOUSTON – May 10, 2018 – McDermott International, Inc. (“McDermott” or the “Company”) (NYSE:MDR) today announced the completion of the reverse split of its common stock and the expiration and results of its previously announced exchange offer for any and all issued and outstanding common shares of Chicago Bridge & Iron Company N.V. (“CB&I”) (NYSE:CBI).

The 3-to-1 reverse split of McDermott’s common stock became effective at 11:59 p.m., Eastern time, on May 9, 2018. At this time, every three shares of McDermott common stock were automatically combined into one share, such that a McDermott stockholder now owns one share of McDermott common stock for each three shares of McDermott common stock held by that stockholder immediately prior to the reverse stock split effective time. No fractional shares were issued. Instead, any fractional share interest resulting from the reverse stock split was rounded up to the nearest whole share. Additionally, the authorized shares of McDermott common stock were reduced to 255,000,000 shares.

At 12:01 a.m., Eastern time, on May 10, 2018, McDermott’s exchange offer for CB&I common stock expired and was not extended. As of the expiration of the exchange offer, a total of approximately 66.7 million shares of CB&I common stock were validly tendered in the exchange offer and not withdrawn, representing approximately 65 percent of the common shares of CB&I outstanding immediately after the consummation of the exchange offer. All shares that were validly tendered and not withdrawn have been accepted for payment in accordance with the terms of the exchange offer.

McDermott expects to complete its proposed business combination with CB&I later today in accordance with and subject to the terms of the business combination agreement between the parties. Each remaining share of CB&I common stock held by CB&I shareholders not accepted in the exchange offer effectively will be converted into the right to receive the same 0.82407 shares of McDermott common stock that will be paid in the exchange offer, together with cash in lieu of any fractional shares of McDermott common stock, less any applicable withholding taxes. As a result of the combination, CB&I common stock will no longer be listed on the New York Stock Exchange and will cease trading prior to the open of the market on May 11, 2018.

About McDermott

McDermott is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the world, McDermott’s locally focused and globally integrated resources include approximately

11,600 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. McDermott is renowned for its extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates. To learn more, visit our website at www.mcdermott.com.

Forward-Looking Statements

McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott, including after the business combination with CB&I. These forward-looking statements include, among other things, statements about the expected completion date of the combination. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the outcome of any legal proceedings, regulatory proceedings or enforcement matters; the costs incurred to consummate the combination; the possibility that the expected synergies from the combination will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; the credit ratings of the company; disruption from the combination making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the post-combination integration efforts; adverse changes in the markets in which McDermott operates or credit markets; the inability of McDermott to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties of McDermott; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s and CB&I’s annual and quarterly filings with the U.S. Securities and Exchange Commission (the “SEC”), including their respective annual reports on Form 10-K for the year ended December 31, 2017. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contacts

Investor Relations

Ty Lawrence

Vice President, Treasurer and Investor Relations

+1 281.870.5147

tplawrence@mcdermott.com

Global Media Relations

Ed Memi

Manager, Communications

+1 281.870.5943

ememi@mcdermott.com